CODE OF ETHICS

February 22, 2008

Lombardia Capital Partners LLC ("LCP") has adopted this Code of Ethics ("Code"). This Code pertains to LCP's investment advisory services for all LCP clients (the "Clients"). LCP has a fiduciary duty to the Clients that requires individuals associated with LCP to act for the benefit of the Clients. Potential conflicts of interest may arise in connection with the personal trading activities of LCP personnel. This Code establishes standards and procedures designed to prevent improper personal trading, to identify conflicts of interest, and to provide a means to resolve actual or potential conflicts of interest. This Code is based on the fundamental principles of openness, integrity, honesty and trust.

LCP requires that its personnel adhere to this Code and the federal securities laws as a basic condition of employment at LCP. All LCP personnel are required to promptly report any violations of this Code to LCP’s Compliance Officer. If you have any questions about the propriety of any activity, you should consult with LCP's Compliance Officer or other responsible LCP personnel.

SECTION 1. DEFINITIONS

All terms defined by reference to Rule 204A-1, the 1940 Act, or otherwise shall have the same meaning as they have in the Rule and the Act and shall be interpreted as modified by or interpreted by orders of the Securities and Exchange Commission ("Commission"), by rules, regulations, or releases adopted, or issued, by the Commission, or other interpretative releases or letters issued by the Commission or its staff.

1)	Access person means:

a)	All employees of LCP are regarded as access persons.

b)	Since providing investment advice is our primary business, all of our directors, officers and partners are presumed to be access persons.

2)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3)
Beneficial ownership is interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934. Generally, a person is considered the beneficial owner of securities if the person has a pecuniary interest in the securities and includes securities held by members of the person's immediate family sharing the same household, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains from such securities benefits substantially equivalent to those of ownership. Any report required may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

4)
Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

5)	Fund means an investment company registered under the Investment Company Act.

6)
Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or 77d(6) or rules 504, 505, or 506.

8)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

9)	Reportable fund means:

a)
Any fund for which we serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)) (i.e., in most cases we must be approved by the fund's board of directors before we can serve); or

b)
Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with LCP. For purposes of this section, control has the same meaning as it does in section 2(a) (9) of the Investment Company Act of 1940.

10)	Reportable security means a security as defined in section 202(a)(18) of the Act, except that it does not include:

a)	Direct obligations of the Government of the United States;

b)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c)	Shares issued by money market funds;

d)	Shares issued by open-end funds other than reportable funds; and

e)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

SECTION 2. POLICIES

(a) ACCESS PERSON TRANSACTIONS. All Access Persons must wait two full business days after the last purchase or sale of a Reportable Security for any Client before executing a personal trade in the same security. Before executing any security transaction, the Access Person must verify with the Compliance Officer that no trading in the security has either occurred in the previous two business days or is anticipated during the next two business days by submitting to, and obtaining the signature of, the Compliance Officer the Verification Form (in the sample form attached as Exhibit 1). This paragraph is not applicable to transactions for a Client that is a private investment partnership or company or registered investment company and that is partially or wholly owned by employees of LCP. The Compliance Officer must have his transaction verified by the Chief Executive Officer or his designee.

(b) PRIOR APPROVAL OF TRANSACTIONS BY ACCESS PERSONS. No Access Persons may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering unless the person obtains prior written approval of the transaction from the Compliance Officer

The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would cause no material conflict of interest with a Client. A request for Prior Approval must be made by completing the Prior Approval Form (in the sample form attached as Exhibit 2) and submitting it to the Compliance Officer. The Compliance Officer must have his transaction approved by the Chief Executive Officer or his designee.

Under no circumstances may the Compliance Officer verify or approve his own transactions.

(c) UNDUE INFLUENCE: DISCLOSURE OF PERSONAL INTEREST. No Access Person shall cause or attempt to cause any Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for a Client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation, (i) his or her Beneficial Ownership of any securities of the issuer, (ii) any position with the issuer or its affiliates and (iii) any present or proposed business relationship between the issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand.

(d) CORPORATE OPPORTUNITIES. All Access Persons are expressly prohibited from taking personal advantage of any opportunity properly belonging to a Client.

(e) CONFIDENTIALITY. Except as required in the normal course of carrying out an Access Person's business responsibilities, Access Persons are prohibited from revealing information relating to the investment intentions or activities of any Client or securities that are being considered for purchase or sale for any Client.

SECTION 3. REPORTING REQUIREMENTS

These reporting requirements are for the purpose of providing LCP with appropriate information to determine with reasonable assurance whether Access Persons are observing this Code.

1)
Holdings reports. The Code requires all access persons to submit to the Compliance Officer, or other persons designated in the Code, a report of the access person's current securities holdings including both direct or indirect beneficial ownership that meets the following requirements:

a)	Content of holdings reports. Each holdings report must contain, at a minimum:

i)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

ii)	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

iii)	The date the access person submits the report.

b)	Timing of holdings reports. Access persons must each submit a holdings report:

i)	No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

ii)	At least once each 12-month period thereafter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2)	Transaction reports. Access persons must submit to the Compliance Officer or other persons designated quarterly securities transactions reports that meet the following requirements:

a)
Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

i)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii)	The price of the security at which the transaction was effected;

iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

v)	The date the access person submits the report.

b)
Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

3)	Exceptions from reporting requirements. An access person is not required to submit:

a)	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

b)	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

c)
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

SECTION 4. ADMINISTRATION OF THE CODE

1)	Notification of Access Persons. LCP will identify all Access Persons and inform them of this Code and their reporting requirements under this Code.

2)	Review and Report to LCP. The Compliance Officer must review the reports required under this Code and report violations of the Code to LCP.

3)
Sanctions. Upon discovering a violation of this Code, LCP may impose any sanctions that it deems appropriate, including, among other things, a letter of censure, or suspension or termination of the employment of the violator.

SECTION 5. MAINTENANCE OF RECORDS

1)	LCP shall maintain and cause to be maintained in an easily accessible place a copy of this Code and any other Code that has at any time within the past 5 years been in effect.

2)	LCP also shall maintain and cause to be maintained:

a)
A record of any violation of this Code and of any action taken as a result of the violation in an easily accessible place for at least 5 years following the end of the fiscal year in which the violation occurred.

b)	A record of all written acknowledgments as required for each person who is currently, or within the past five years was, a supervised person of the investment adviser (Exhibit 3)

c)	A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

d)	A record of all persons who, currently or within the past five years, are or were Access Persons required to make reports under this Code.

e)
A record of the approval of, and rationale supporting, any verified or pre- approved acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which approval is granted.

EXHIBIT 1

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VERIFICATION FORM

LOMBARDIA CAPITAL PARTNERS

Page__ of__
Revised 01/30/08
Trade Approval Request

FROM	SIGNATURE	DATE
Fabiola Barrios
Leighton Carter
Jorge G. Castro
Albert Chavez
Cindy Herrera
Diego Ibanez
Fernando Inzunza
Kelly Ko
Mona Luna
Stephen Malcolm
Alvin Marley
Dominic Nolan
Carmina Ramirez
James Veers
Leslie Waite

I hereby request authorization to trade in the following securities:

BUY SELL

Security: __________________________________	Approved ______________________	Date_____________
Number of Share: ___________________________	Price_____________________

BUY SELL

Security: __________________________________	Approved_______________________	Date_____________
Number of Share: ___________________________	Price_____________________

EXHIBIT 2

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PRIOR APPROVAL FORM

I am a person that falls within the category of Investment Personnel in the Code of Ethics of Lombardia Capital Partners LLC. I plan to invest in _____________________, which is, under the Code, an Initial Public Offering/Limited Offering. As required by the Code, I understand that I must obtain prior written approval of this investment to avoid any material conflict of interest with a Client (as defined in the Code). If you conclude that there is no material conflict of interest, please indicate you prior approval of this investment by signing below.

_________________________________________

Title:

Date:

APPROVAL

_________________________________________

Compliance Officer

Date:

EXHIBIT 3

CODE OF ETHICS ACKNOWLEDGMENT

 I hereby acknowledge receipt of the Lombardia Capital Partners, LLC Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

 I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer and reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)